Exhibit E

Legal Proceedings
On February 10, 2009, a class action lawsuit was filed in the United States District Court, Northern District of Texas, on behalf of all persons who purchased shares of the Fund between September 1, 2008 and December 19, 2008, against the Investment Adviser, Swank Capital, LLC, Jerry V. Swank, Mark W. Fordyce, Brian R. Bruce, Ronald P. Trout and Edward N. McMillan, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Section 36(b) of the Investment Company Act of 1940. The plaintiffs’ claims relate to the treatment and valuation of a deferred tax asset carried by the Fund under FASB Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes).